Exhibit 5.1

July 24, 2008

Board of Directors
UNIVEST CORPORATION OF PENNSYLVANIA
14 North Main Street
Souderton, PA 18964

Re:	UNIVEST CORPORATION OF PENNSYLVANIA
Registration Statement on Form S-8
Deferred Salary Savings Plan
Our File No. 04-860

Dear Sirs:

We have acted as Special Corporate Counsel to Univest Corporation of Pennsylvania, a Pennsylvania corporation (the "Corporation") in connection with its Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the registration of 250,000 shares of its common stock issuable pursuant to the Corporation’s Deferred Salary Savings Plan (the "Plan").

In connection with the foregoing, we have examined, among other things, the Plan, Board of Directors’ resolutions authorizing the preparation and filing of the Registration Statement, and originals or copies, satisfactory to us, of all such corporate records and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

Board of Directors
Univest Corporation of Pennsylvania
July 24, 2008
Page Two

On the basis of the foregoing and in reliance thereon, we are of the opinion that the 250,000 shares of the Corporation’s common stock, that may be issued and sold by the Corporation pursuant to the Plan, when sold and issued in accordance with the Plan and the Registration Statement, will be legally issued, fully paid, and non-assessable.

In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

We consent to the use of this opinion as an exhibit to the Corporation’s Registration Statement on Form S-8 relating to the Plan to be filed by the Corporation with the Securities and Exchange Commission. We further consent to all references to our Firm in the Registration Statement and any amendments thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ SHUMAKER WILLIAMS, P.C.